Exhibit (a)(5)(J)

Shift4 Further Extends Previously Announced Tender Offer to Acquire Global Blue

CENTER VALLEY, Pennsylvania, May 21, 2025 – Shift4 Payments, Inc. (“Shift4”) (NYSE: FOUR), announced today that it is further extending its previously announced all-cash tender offer through its indirect wholly owned subsidiary, GT Holding 1 GmbH, a Swiss limited liability company (“Merger Sub”), to purchase all of the outstanding shares of Global Blue Group Holding AG (“Global Blue”) (NYSE: GB) pursuant to the previously announced transaction agreement, dated as of February 16, 2025 between Global Blue and Shift4, and, from and after its execution and delivery of a joinder thereto on February 25, 2025, Merger Sub.

The tender offer is subject to certain conditions, including, among other things, satisfaction of a minimum tender condition, for which the ninety (90%) threshold has been met, the receipt of regulatory approvals in certain jurisdictions and other customary closing conditions. The transaction is expected to close by the third quarter of calendar year 2025, as previously announced.

Global Blue’s board of directors has unanimously recommended that all shareholders tender their shares into the offer. The tender offer will remain open until one minute after 11:59 p.m. (New York City time) on June 5, 2025 and may be extended again while the parties await certain regulatory approvals.

Equiniti Trust Company, LLC, the depositary and paying agent for the tender offer, has reported that, as of one minute after 11:59 p.m. (New York City time) on May 20, 2025, approximately 232,150,795 shares have been validly tendered and not withdrawn, representing approximately 96.66% of the issued and outstanding shares. Shareholders who have already tendered their shares do not need to take further action in response to this extension. For assistance with tendering shares, shareholders may contact D.F. King & Co., Inc., the information agent for the tender offer, toll-free at (800) 283-2170 or email gb@dfking.com.

The full terms, conditions and other details of the tender offer are available in the offering documents filed with the Securities and Exchange Commission (the “SEC”).

About Shift4

Shift4 (NYSE: FOUR) is boldly redefining commerce by simplifying complex payments ecosystems across the world. As the leader in commerce-enabling technology, Shift4 powers billions of transactions annually for hundreds of thousands of businesses in virtually every industry. For more information, visit shift4.com.

Important Information About the Tender Offer

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell (i) registered ordinary shares of Global Blue (the “Global Blue common shares”), (ii) registered Series A convertible preferred share of Global Blue (the “Global Blue Series A shares”) and (iii) the registered Series B convertible preferred share of Global Blue (the “Global Blue Series B shares” and together with the Global Blue common shares and the Global Blue Series A shares, the “Global Blue shares”) or any other securities, nor is it a substitute for the tender offer materials that Merger Sub filed with the SEC upon the commencement of the tender offer. Merger Sub has filed with the SEC a tender offer statement on Schedule TO (the “Tender Offer Statement”) and Global Blue has filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 (the “Solicitation/Recommendation Statement”) with respect to the tender offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, RELATED LETTERS OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION

STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. GLOBAL BLUE’S SHAREHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF GLOBAL BLUE’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER. The Tender Offer Statement (including the Offer to Purchase, the related Letters of Transmittal and certain other tender offer documents), as well as the Solicitation/Recommendation Statement, are available to all holders of Global Blue shares at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. Copies of the documents filed by Merger Sub with the SEC will also be available free of charge under the “News & Events” section of Shift4’s website at https://investors.shift4.com/news-events. In addition, Global Blue shareholders may obtain free copies of the tender offer materials by contacting D.F. King & Co., Inc., the information agent for the tender offer by telephone at (800) 283-2170 (toll free) or by email at gb@dfking.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Shift4 intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding Shift4’s expectations associated with the acquisition of Global Blue by Shift4, including the completion of the acquisition, the benefits, synergies, efficiencies, and opportunities arising from the acquisition, and the timing of any of the foregoing. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to the substantial and increasingly intense competition worldwide in the financial services, payments and payment technology industries; our ability to continue to expand our share of the existing payment processing markets or expand into new markets; additional risks associated with our expansion into international operations, including compliance with and changes in foreign governmental policies, as well as exposure to foreign exchange rates; and our ability to integrate and interoperate each of our and Global Blue’s services and products with a variety of operating systems, software, devices, and web browsers, and the other important factors discussed under the caption “Risk Factors” in Part I, Item 1A in Shift4’s Annual Report on Form 10-K for the years ended December 31, 2023 and our other filings with the SEC. Any such forward-looking statements represent management’s expectations as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, Shift4 disclaims any obligation to do so, even if subsequent events cause our views to change.

For further information:

Investor Relations

Tom McCrohan

EVP, Head of Investor Relations

Shift4

investors@shift4.com

Paloma Main

Director, Strategy & Investor Relations

Shift4

investors@shift4.com

Media Contacts

Nate Hirshberg

SVP, Marketing

Shift4

nhirshberg@shift4.com

Alecia Pulman

Partner

ICR

Shift4pr@icrinc.com